Exhibit No. 99.1

For Further Information:
At The Company
Michael W. McCarthy
Director - Investor Relations & Corporate Communications
(203)775-9000
mmccarthy@brk.photronics.com
www.photronics.com
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FOR IMMEDIATE RELEASE
   March 14, 2000

 Photronics Restructures Global Photomask Manufacturing Network
  Streamlined Operations Improve Capacity Utilization, Increase
                   Productivity & Customer Service

     JUPITER, Florida    March 14, 2000 -- Photronics, Inc.
(Nasdaq:PLAB), the world's leading photomask supplier, today announced that it is restructuring its global photomask manufacturing network by consolidating facilities in California and Switzerland. The restructuring plan is focused on increasing the Company's capacity utilization, manufacturing efficiencies and customer service, while also controlling operating costs. In addition, the Company's restructuring efforts will facilitate the merger with Align-Rite International (Nasdaq:MASK), which remains subject to approval of Align-Rite's shareholders and the United States Department of Justice. An after tax charge of between $9.0 million and $11.0 million, or $0.38 to $0.46 per diluted share, will be taken in the second quarter of fiscal 2000 in connection with the restructuring, of which about 75% will be non-cash asset write-downs. The Company expects to recover the restructuring charges in less than two years as a result of increased manufacturing efficiencies and lower operating costs. Additional financial terms were not disclosed.

     James R. Northup, President stated, "The global photomask market continues to be very competitive, particularly for those technologies at and above 0.35 micron. Our decision to restructure at this time is driven by the need to eliminate overlapping capacity at those technologies, thereby improving manufacturing efficiencies and capacity utilization, enhancing customer service, and increasing shareholder value. Furthermore, our restructuring plan will allow Photronics to focus resources on continuing our momentum to service a growing global market as integrated circuit designers continue to transition toward smaller circuit features that improve the performance and functionality of their latest devices." Mr. Northup also emphasized that the Company's plans take into consideration the Company's global manufacturing

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Photronics Restructures...............................Page Two

strategies, as well as other synergies to be realized as a result of the Company's new presence in Taiwan and the merger with Align-Rite.

     In California, the Sunnyvale facility will be closed and customers being served from this location will be transitioned into Photronics' other mature technology divisions in Arizona and Connecticut. This transition is part of a longer term plan to relocate its Northern California operations to a new facility in the Silicon Valley region which will be outfitted to focus on servicing the semiconductor industry's demanding requirements for high-end, 0.18 micron and below photomask technologies and services. Currently, Milpitas and Sunnyvale combined employ approximately 300 people, which are being reduced to approximately 175 engineers, manufacturing technicians and various administrative support personnel. Barry Rockwell, Vice President of Austin & Mesa Operations, has been assigned to oversee the day-to-day operations in California during the transition period and will continue to report to Paul Fego, Senior Vice President of North American Operations. "Barry has done an excellent job in Arizona and Texas, including the construction and production ramp of the Austin facility. His leadership in California will insure a smooth transition for everyone involved," added Mr. Northup.

     Certain research and development activities will still be conducted at the Milpitas site, utilizing its high-end capabilities to work with customers developing wafer processing technologies for their next generation devices. These efforts will be coordinated with the Company's R&D team which is largely located in the Allen and Austin, Texas facilities, two of the most advanced photomask manufacturing operations in the world. The Mature Products Group, which had been headquartered in Sunnyvale, California since 1998, will transition customers requiring mature photomask technologies to the Phoenix, Arizona and Brookfield, Connecticut operations.
The tool sets in each of these facilities will be optimized to address the increased unit volumes resulting from the consolidation in California.

     Operations in Neuchatel, Switzerland will be consolidated into Photronics' existing facilities in Dresden, Germany and Manchester, England. A sales staff and service team will maintain a presence in Switzerland in order to continue servicing the local customer base. The Company's restructuring strategy will affect less than 10 people in Neuchatel. John Smith, Vice President of European Operations will lead each of the affected European sites through the transition period. "John has handled similar restructuring situations such as this successfully throughout his career in the
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Photronics Restructures.................................Page Three

semiconductor industry. His leadership and experience are going to be major assets to our employees and customers during this period," noted Mr. Northup.

     Photronics has prepared a variety of programs to offer employment alternatives within the organization through transfers to other facilities. In addition, the Company will provide severance packages to those employees who have served the organization loyally and will provide assistance to them in finding new employment in the regions being affected by the restructuring plan.

     A conference call with the investment community and the media can be accessed by logging onto Photronics' web site at www.photronics.com and navigating to the Investor Relations page. The call is scheduled for 10:00 a.m. Eastern Standard Time on Tuesday, March 14th will be archived for instant replay access until 5:00 p.m. Eastern Standard Time on Friday, March 17, 2000.

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Photronics is a leading worldwide manufacturer of photomasks.  Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits. They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including uncertainties in the market, pricing competition, procurement and manufacturing efficiencies, and other risks detailed from time to time in the Company's SEC reports. The Company assumes no obligation to update the information in this release.